EXHIBIT 99.1
FOR IMMEDIATE RELEASE

CKX, INC.

Media Contact:	Ed Tagliaferri
212-981-5182
19 ENTERTAINMENT AND CKX
SCORE ANOTHER HIT WITH
SUPERSTARS OF DANCE
Two-Hour Premiere of International Dance Show on NBC
Watched by More Than 10 Million Viewers
NEW YORK — (January 6, 2009) — 19 Entertainment Limited, a division of CKX, Inc. (NASDAQ: CKXE) today hailed the successful premiere of its new television show, Superstars of Dance, which aired on NBC on Sunday night.
Superstars of Dance, an international dance show that pits skilled dancers from eight different nations against each other in an Olympic-style competition, is hosted by Michael Flatley (Lord of the Dance) and Susie Castillo (TRL and House of Payne). The show was created and is executive produced by Simon Fuller, the Chief Executive Officer of 19 Entertainment and a director of CKX, and Nigel Lythgoe, the executive producer and co-star of So You Think You Can Dance. Following its debut Sunday night, Superstars of Dance aired its second two-hour episode Monday night at 8 PM ET/PT and is scheduled to continue its run Mondays at 8PM ET/PT through the series finale, scheduled for January 26.
Commenting on the show’s successful premier, Robert F.X. Sillerman, the Chairman and CEO of CKX said, “This is the third collaboration between Simon Fuller and Nigel Lythgoe. Their first two efforts, American Idol and So You Think You Can Dance, have proven to be international hits and we are hopeful that Superstars of Dance will follow the same path.”
Mr. Sillerman noted that Superstars of Dance is the first offering from a new venture between 19 Entertainment and Mr. Lythgoe. He added, “We have high hopes that together we will produce additional winners. January should prove to be the beginning of an exciting year for CKX, with the new season of American Idol debuting on January 13, the recent addition of tennis superstar Andy Murray to the 19 Entertainment global roster of talent, and the success of Superstars of Dance.”
19 Entertainment, a division of CKX, is one of the most successful entertainment organizations in the world having created and produced hit television properties including American Idol and So You Think You Can Dance, and with its relationships and partnerships with some of the biggest names in sports, music and fashion, including David Beckham, Victoria Beckham, Carrie Underwood, Kelly Clarkson, Chris Daughtry, Roland Mouret and the recently added tennis superstar, Andy Murray.
About CKX, Inc.
CKX, Inc. is engaged in the ownership, development and commercial utilization of entertainment content. To date, the Company has focused on acquiring globally recognized entertainment content and related assets, including the rights to the name, image and likeness of Elvis Presley, the operations of Graceland, the rights to the name, image and likeness of Muhammad Ali and proprietary rights to the IDOLS television brand, including the American Idol series in the United States and local adaptations of the IDOLS television show format which, collectively, air in more than 100 countries. For more information about CKX, Inc., visit its corporate website at www.ckx.com.
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